EXHIBIT 10.32
CASH AMERICA INTERNATIONAL, INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
AMENDED AND RESTATED
EFFECTIVE JANUARY 1, 2009

CASH AMERICA INTERNATIONAL, INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
     Effective as of the 1st day of January, 2009, Cash America International, Inc. (the “Controlling Company”), hereby amends and restates the Cash America International, Inc. Supplemental Executive Retirement Plan as set forth herein (the “Plan”).
BACKGROUND AND PURPOSE
     A. Background. The Plan was initially adopted effective as of January 1, 2003, and was amended and restated effective as of January 1, 2003. Effective January 1, 2009, the Plan, as set forth in this document, is intended and should be construed as a restatement and continuation of the Plan as previously in effect.
     B. Goal. The Controlling Company desires to provide certain of its designated key management employees (and those of its affiliated companies that participate in the Plan) with such amounts of deferred compensation as the terms of the Plan may permit and as the Controlling Company may determine.
     C. Purpose. The purpose of the Plan document is to set forth the terms and conditions pursuant to which these awards of deferred compensation may be made and to describe the nature and extent of the employees’ rights to such amounts.
     D. Type of Plan. The Plan constitutes an unfunded, nonqualified deferred compensation plan that benefits certain designated employees who are within a select group of key management or highly compensated employees. It is intended that this Plan comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.
STATEMENT OF AGREEMENT
     To amend and restate the Plan with the purposes and goals as hereinabove described, the Controlling Company hereby sets forth the terms and provisions of the Plan as follows:

CASH AMERICA INTERNATIONAL, INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

i

ARTICLE I
DEFINITIONS
     For purposes of the Plan, the following terms, when used with an initial capital letter, shall have the meaning set forth below unless a different meaning plainly is required by the context.
     1.1 Account means, with respect to a Participant or Beneficiary, the total dollar amount or value evidenced by the last balance posted and actually credited in accordance with the terms of the Plan to the account record established for such Participant or Beneficiary. As determined by the Administrative Committee, an Account may be subdivided into separate subaccounts.
     1.2 Active Participant means any Discretionary-Eligible Employee or Supplemental-Eligible Employee, as applicable, who has become a Participant and who has not been removed from active participation in the Plan as described in Section 2.3.
     1.3 Administrative Committee means the administrative committee of the Savings Plan, or such other committee as shall be appointed by the Board, which shall act on behalf of the Controlling Company to administer the Plan, as provided for in Article IX.
     1.4 Affiliate means any corporation or other entity that is required to be aggregated with the Controlling Company under Code Sections 414(b) or (c). Notwithstanding the foregoing, for purposes of determining whether a Separation from Service has occurred, the term “Affiliate” shall include the Controlling Company and all entities that would be treated as a single employer with the Controlling Company under Code Section 414(b) or (c), but substituting “at least 50 percent” instead of “at least 80 percent” each place it appears in applying such rules.
     1.5 Beneficiary means, with respect to a Participant, the person(s) designated or identified in accordance with Section 11.1 to receive any death benefits that may be payable under the Plan upon the death of the Participant.
     1.6 Board means the Board of Directors of the Controlling Company.
     1.7 Change in Control means, with respect to the Controlling Company or any of its Affiliates, one of the following:
          (a) The acquisition by any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended), together with affiliates and associates of such person, whether by purchase, tender offer, exchange, reclassification, recapitalization, merger or otherwise, of a sufficient number of shares of the voting securities of the Controlling Company (or any other Affiliate) to first provide such person with 50 percent or more of the combined voting power of the Controlling Company’s (or any other Affiliate’s) then outstanding voting securities, which purchase is not approved by the Board (or the board of directors or other managing body of any other Affiliate);
          (b) The cessation, for any reason during any period of 24 consecutive months, of individuals who at the beginning of such period constitute the Board (or the board of directors or other managing body of any other Affiliate), to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by a majority of the continuing directors then in office; or
          (c) The sale by the Controlling Company (or any other Affiliate), in one transaction or a series of related transactions, whether in liquidation, dissolution or otherwise, of assets or earning power aggregating more than 50 percent of the assets or earning power of the Controlling Company (or any other Affiliate) and its subsidiaries (taken as a whole) to any other entity or entities.
     1.8 Code means the Internal Revenue Code of 1986, as amended, and any succeeding federal tax provisions.
     1.9 Company means the Controlling Company and any U.S.-based Affiliates except any such Affiliates that affirmatively elect not to participate in the Plan.
     1.10 Compensation means, for a Participant for any Plan Year, the total of (i) such Participant’s base salary earned for such Plan Year, plus (ii) the lesser of the amount of his targeted or actual annual cash bonus that was paid during such Plan Year and earned in the preceding Plan Year, under a plan adopted by the Company, which bonus is determined and payable on an annual basis; provided, the amount in (ii) shall be deemed earned during the Plan Year in which paid and prorated over each payroll period in such Plan Year.
     1.11 Compensation Committee means the Compensation Committee of the Board.
     1.12 Controlling Company means Cash America International, Inc., a Texas corporation with its principal place of business in Fort Worth, Texas.
     1.13 Discretionary-Eligible Employee means, for a Plan Year, an employee who is a member of a select group of key management or highly compensated employees who is selected by the Controlling Company as eligible to receive Discretionary Contributions under the Plan.
     1.14 Discretionary Contributions means the amount (if any) credited to a Participant’s Account pursuant to Section 3.3.
     1.15 Effective Date means January 1, 2009, the effective date of this amendment and restatement of the Plan. The Plan was originally effective as of January 1, 2003.
     1.16 Eligible Employee means an individual who is a Discretionary-Eligible Employee or a Supplemental-Eligible Employee.
     1.17 ERISA means the Employee Retirement Income Security Act of 1974, as amended.

     1.18 FICA Tax means the Federal Insurance Contributions Act tax imposed under Code Sections 3101, 3121(a) and 3121(v)(2).
     1.19 Financial Hardship means a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or the Participant’s dependent [as defined in Code Section 152(a)], loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Financial Hardship shall be determined by the Administrative Committee on the basis of the facts of each case, including information supplied by the Participant in accordance with uniform guidelines prescribed from time to time by the Administrative Committee; provided, the Participant shall be deemed not to have a Financial Hardship to the extent that such hardship is or may be relieved:
          (a) Through reimbursement or compensation by insurance or otherwise;
          (b) By liquidation of the Participant’s assets, to the extent the liquidation of assets would not itself cause severe financial hardship; or
          (c) By cessation of deferrals under a Company plan.
Examples of what are not considered to be unforeseeable emergencies include the need to send a Participant’s child to college or the desire to purchase a home.
     1.20 Investment Election means a written, electronic or other form of election pursuant to which a Participant may elect the Investment Funds in which the amounts credited to his Account shall be deemed to be invested.
     1.21 Investment Funds means the investment funds selected from time to time by the Administrative Committee for purposes of determining the rate of return on amounts deemed invested pursuant to the terms of the Plan.
     1.22 Key Employee means a Participant who is a “specified employee” as defined in Code Section 409A as of: (i) for a Participant who Separates from Service on or after the first day of a Plan Year and before the first day of the fourth month of such Plan Year, the December 31 of the second Plan Year preceding the Plan Year in which such Participant Separates from Service; or (ii) for any other Participant, the preceding December 31. For purposes of identifying Key Employees, the Participant’s compensation shall mean all of the items listed in Treasury Regulations Section 1.415(c)-2(b), and excluding all of the items listed in Treasury Regulations Section 1.415(c)-2(c).
     1.23 Payment Date means the date on which all or a portion of the Participant’s benefit is scheduled to be paid (in the case of a lump sum payment) or commenced (in the case of installment payments) pursuant to the terms of the Plan.
     1.24 Participant means any person who has been admitted to, and has not been removed from, participation in the Plan pursuant to the provisions of Article II.

     1.25 Plan means the Cash America International, Inc. Supplemental Executive Retirement Plan, as contained herein and all amendments hereto. For tax purposes and purposes of Title I of ERISA, the Plan is intended to be an unfunded, nonqualified deferred compensation plan covering certain designated employees who are within a select group of key management or highly compensated employees.
     1.26 Plan Year means the 12-consecutive-month period ending on December 31 of each year.
     1.27 Pre-409A Account means the portion of the Participant’s Account attributable to the balance of the Participant’s Account that was earned and vested as of December 31, 2004.
     1.28 Post-409A Account means the portion of the Participant’s Account that is not the Pre-409A Account.
     1.29 Savings Plan means the Cash America International, Inc. 401(k) Savings Plan.
     1.30 Separate from Service or Separation from Service means that a Participant separates from service with all Affiliates as defined in Code Section 409A and guidance issued thereunder. Generally, a Participant separates from service if the Participant dies, retires, or otherwise has a termination of employment with all Affiliates, determined in accordance with the following:
          (a) Leaves of Absence. The employment relationship is treated as continuing intact while the Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed 6 months, or, if longer, so long as the Participant retains a right to reemployment with the Affiliates under an applicable statute or by contract. A leave of absence constitutes a bona fide leave of absence only while there is a reasonable expectation that the Participant will return to perform services for the Affiliates. If the period of leave exceeds 6 months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such 6-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 6 months, where such impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 29-month period of absence shall be substituted for such 6-month period.
          (b) Status Change. Generally, if a Participant performs services both as an employee and an independent contractor, such Participant must separate from service both as an employee, and as an independent contractor pursuant to standards set forth in Treasury Regulations, to be treated as having a Separation from Service. However, if a Participant provides services as an employee and as a member of the Board of Directors, the services provided as a director are not taken into account in determining whether the Participant has a Separation from Service as an employee for purposes of this Plan.
          (c) Termination of Employment. Whether a termination of employment has occurred for purposes of this section is determined based on whether the facts and circumstances indicate that the Affiliates and the Participant reasonably anticipate that (i) no further services will be performed after a certain date, or (ii) the level of bona fide services the Participant will perform after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Affiliates if the Participant has been providing services to the Affiliates less than 36 months). Facts and circumstances to be considered in making this determination include, but are not limited to, whether the Participant continues to be treated as an employee for other purposes (such as continuation of salary and participation in employee benefit programs), whether similarly situated service providers have been treated consistently, and whether the Participant is permitted, and realistically available, to perform services for other service recipients in the same line of business. For periods during which a Participant is on a paid bona fide leave of absence and has not otherwise terminated employment as described in subsection (a) above, for purposes of this subsection the Participant is treated as providing bona fide services at a level equal to the level of services that the Participant would have been required to perform to receive the compensation paid with respect to such leave of absence. Periods during which a Participant is on an unpaid bona fide leave of absence and has not otherwise terminated employment are disregarded for purposes of this subsection (including for purposes of determining the applicable 36-month (or shorter) period).
     1.31 Supplemental-Eligible Employee means an individual who at any time during the Plan Year holds the position of Vice President or any more senior position with the Company (and thereby is a member of a select group of key management or highly compensated employees of the Company); provided, such individual shall be or become a Supplemental-Eligible Employee on the date such criterion is first satisfied during such Plan Year.
     1.32 Supplemental Contributions means the amount credited to a Participant’s Account pursuant to Section 3.2.
     1.33 Surviving Spouse means, with respect to a Participant, the person who is treated as married to such Participant under the laws of the state in which the Participant resides. The determination of a Participant’s Surviving Spouse shall be made as of the date of such Participant’s death.
     1.34 Trust or Trust Agreement means the separate agreement or agreements between the Controlling Company and the Trustee governing the Trust Fund, and all amendments thereto.
     1.35 Trust Fund means the total amount of cash and other property held by the Trustee (or any nominee thereof) at any time under the Trust Agreement.
     1.36 Trustee means the party or parties so designated from time to time pursuant to the terms of the Trust Agreement.
     1.37 Valuation Date means each day on which the Trustee operates, and is open to the public, for its business; provided, the value of an Account on a day other than a Valuation Date shall be the value determined as of the immediately preceding Valuation Date.

     1.38 Years of Service means, with respect to a Participant, his total number of years of vesting service as determined under the terms of the Savings Plan.

ARTICLE II
ELIGIBILITY AND PARTICIPATION
     2.1 Initial Eligibility Requirements.
          (a) Supplemental Contributions. Each individual who is a Supplemental-Eligible Employee immediately prior to the Effective Date shall be eligible to receive Supplemental Contributions. Each individual who becomes a Supplemental-Eligible Employee on or after the Effective Date shall become eligible to receive Supplemental Contributions as of the date that such individual becomes a Supplemental-Eligible Employee.
          (b) Discretionary Contributions. Each individual who is a Discretionary-Eligible Employee immediately prior to the Effective Date shall be eligible to receive Discretionary Contributions. Each individual who becomes a Discretionary-Eligible Employee on or after the Effective Date shall become eligible to receive Discretionary Contributions as of the date that such individual becomes a Discretionary-Eligible Employee.
     2.2 Procedure for Admission.
          The Administrative Committee may require an Eligible Employee to complete such forms and provide such data as the Administrative Committee determines in its sole discretion. Such forms and data may include, without limitation, the Eligible Employee’s acceptance of the terms and conditions of the Plan and the designation of a Beneficiary to receive any death benefits payable hereunder.
     2.3 Cessation of Eligibility.
          Unless otherwise designated by the Controlling Company, in its sole discretion, each Participant who ceases to be an active Discretionary-Eligible Employee or Supplemental-Eligible Employee shall cease to be eligible to receive any Discretionary and/or Supplemental Contributions, respectively, under the Plan for any period following such date. The Controlling Company may, in its sole discretion, remove an employee from active participation in the Plan as of the first day of the following Plan Year (or any other date specified by the Controlling Company), if, as of any day during a Plan Year, he ceases to satisfy the criteria which qualified him as an Eligible Employee. Even if his active participation in the Plan ends, an employee shall remain an inactive Participant in the Plan until the earlier of (i) the date the full amount of his vested Account (if any) is distributed from the Plan, or (ii) the date he again becomes an Eligible Employee and recommences active participation in the Plan. During the period of time that an employee is an inactive Participant in the Plan, his vested Account shall continue to be credited with earnings as provided for in Section 3.5.

ARTICLE III
PARTICIPANTS’ ACCOUNTS AND CREDITING OF CONTRIBUTIONS
     3.1 Participants’ Accounts.
          (a) Establishment of Accounts. The Administrative Committee shall establish and maintain an Account on behalf of each Participant. To the extent provided herein, each Account shall be credited with Supplemental and Discretionary Contributions and earnings attributable to such Account, and shall be debited by the amount of all distributions. Each Account shall be subdivided into a Pre-409A Account and a Post-409A Account, which shall be separately accounted for under the Plan. Each Account of a Participant shall be maintained until the vested value thereof has been distributed to or on behalf of such Participant or his Beneficiary.
          (b) Nature of Contributions and Accounts. The amounts credited to a Participant’s Account shall be represented solely by bookkeeping entries. Except as provided in Article VIII, no monies or other assets shall actually be set aside for such Participant. All payments to a Participant or Beneficiary under the Plan shall be made from the general assets of the Company.
          (c) Several Liabilities. The Administrative Committee or the Controlling Company shall allocate the total liability to pay benefits under the Plan among the Company in such manner and amount as the Administrative Committee or the Controlling Company (as applicable) in its sole discretion deems appropriate.
          (d) General Creditors. Any assets which may be acquired by the Company in anticipation of its obligations under the Plan shall be part of the general assets of the Company. The Company’s obligation to pay benefits under the Plan constitutes a mere promise of the Company to pay such benefits, and a Participant or Beneficiary shall be and remain no more than an unsecured, general creditor of the Company.
     3.2 Supplemental Contributions.
          (a) Crediting of Supplemental Contributions. As soon as administratively feasible following the last day of each Plan Year (or such other date as determined by the Controlling Company, in its sole discretion), the Controlling Company may direct the Administrative Committee to credit a Supplemental Contribution to the Account of each Participant who was a Supplemental-Eligible Employee for any period during such Plan Year and is employed by the Company on the last day of such Plan Year (or such other period as determined by the Controlling Company).
          (b) Amount of Supplemental Contributions. The Controlling Company shall determine the amount, if any, of the Supplemental Contribution to be made for each Plan Year for each Supplemental-Eligible Employee, and may determine different amounts for specified Supplemental-Eligible Employees or groups of Supplemental-Eligible Employees. However, the targeted (but non-binding) amount of Supplemental Contribution for each Plan

Year shall be determined as a percentage of each Supplemental-Eligible Employee’s Compensation earned during such Plan Year (or the portion thereof) while such Participant was a Supplemental-Eligible Employee, with such targeted percentage determined by the Compensation Committee from time to time. If a Supplemental-Eligible Employee was a member of one group of Supplemental-Eligible Employees for part of the Plan Year and a member of one or more other groups of Supplemental-Eligible Employees for another part of the Plan Year, the applicable percentage for each group shall be applied to the portion of his Compensation earned during the portion of the Plan Year he held each such position, with the portion of his Compensation attributable to an annual bonus prorated based on the number of regular payroll periods for which the Participant earned compensation for each eligible position during the year. If a Participant is not a Supplemental-Eligible Employee during the entire Plan Year but remains employed by the Company on the last day of the Plan Year, the applicable percentage for that person shall be applied to the portion of his Compensation earned during the portion of the Plan Year during which he was a Supplemental-Eligible Employee. For purposes of this subsection, a Supplemental-Eligible Employee is deemed to earn compensation for a particular payroll period on the regular pay date applicable to that payroll period.
     3.3 Discretionary Contributions.
          At such time or times, in such amount and under such terms, as the Controlling Company, in its sole discretion, may (but is not required to) determine and direct, the Administrative Committee shall credit to the Account of any Discretionary-Eligible Employee a Discretionary Contribution. To the extent any special characteristics are to apply to any Discretionary Contributions, these shall be specified on an exhibit to the Plan and/or in the recitals of the Administrative Committee.
     3.4 Debiting of Distributions.
          As of each Valuation Date, the Administrative Committee shall debit each Participant’s Account for any amount distributed from such Account since the immediately preceding Valuation Date.
     3.5 Crediting of Earnings.
          As of each Valuation Date, the Administrative Committee shall credit to each Participant’s Account the amount of earnings and/or losses applicable thereto for the period since the immediately preceding Valuation Date. Such crediting of earnings and/or losses shall be effected as of each Valuation Date, based on the investments applicable to the Participant’s Account pursuant to the terms of Section 4.2.
     3.6 Value of Account.
          The value of a Participant’s Account as of any date shall be equal to the aggregate value of all contributions and all investment earnings deemed credited to his Account as of such date, determined in accordance with this Article III.

     3.7 Vesting.
          (a) Time of Vesting. A Participant shall become vested in his Account and the earnings credited with respect thereto in accordance with the following schedule:

Years of Service	Vested Percentage
Less than 1 Year of Service	0%
1 Year, but less than 2	20%
2 Years, but less than 3	40%
3 Years, but less than 4	60%
4 Years, but less than 5	80%
5 or more Years of Service	100%
          (b) Change in Control. If a Change in Control occurs with respect to the Controlling Company or an Affiliate that is an employer of a Participant, the Participant shall be immediately 100 percent vested in his Account and the earnings credited with respect thereto as of the date of such Change in Control. Any Supplemental or Discretionary Contributions credited to the Participant’s Account and any earnings credited with respect thereto after the date of a Change in Control shall continue to vest in accordance with the vesting schedule set forth in subsection (a) hereof.
          (c) Job Abolishment. If a Participant’s employment is terminated as a result of a job abolishment, the Participant shall be immediately 100 percent vested in his Account and the earnings credited with respect thereto.
          (d) Forfeiture. For all periods prior to the date a Participant becomes fully vested in his Account, the nonvested portion of such Account shall remain forfeitable. Upon a Participant’s termination of employment with all Affiliates, the unvested portion of his Account shall be immediately forfeited.
     3.8 Notice to Participants of Account Balances.
          At least once for each Plan Year, the Administrative Committee shall cause a written statement of a Participant’s Account balance to be distributed to the Participant.
     3.9 Good Faith Valuation Binding.
          In determining the value of the Accounts, the Administrative Committee shall exercise its best judgment, and all such determinations of value (in the absence of bad faith) shall be binding upon all Participants and their Beneficiaries.

     3.10 Errors and Omissions in Accounts.
          If an error or omission is discovered in the Account of a Participant, the Administrative Committee, in its sole discretion, shall cause appropriate, equitable adjustments to be made as soon as administratively practicable following the discovery of such error or omission.

ARTICLE IV
INVESTMENT FUNDS
     4.1 Selection by Administrative Committee.
          From time to time, the Administrative Committee shall select two or more Investment Funds for purposes of determining the rate of return on amounts deemed invested in accordance with the terms of the Plan; provided, an Investment Fund that is deemed invested primarily in equity securities of the Controlling Company shall not be a permitted investment. The Administrative Committee may change, add or remove Investment Funds on a prospective basis at any time and in any manner it deems appropriate.
     4.2 Participant Direction of Deemed Investments.
          Each Participant generally may direct the manner in which his Account shall be deemed invested in and among the Investment Funds. Any Participant investment directions permitted hereunder shall be made in accordance with the following terms:
          (a) Nature of Participant Direction. The selection of Investment Funds by a Participant shall be for the sole purpose of determining the rate of return to be credited to his Account, and shall not be treated or interpreted in any manner whatsoever as a requirement or direction to actually invest assets in any Investment Fund or any other investment media. The Plan, as an unfunded, nonqualified deferred compensation plan, at no time shall have any actual investment of assets relative to the benefits or Accounts hereunder.
          (b) Investment of Contributions. Each Participant may make an Investment Election prescribing the percentage of the future contributions that will be deemed invested in each Investment Fund. An initial Investment Election of a Participant shall be made as of the date the Participant commences participation in the Plan and shall apply to all contributions credited to such Participant’s Account after such date. Such Participant may make subsequent Investment Elections as of any Valuation Date, and each such election shall apply to all such specified contributions credited to such Participant’s Account after the Administrative Committee (or its designee) has a reasonable opportunity to process such election pursuant to such procedures as the Administrative Committee may determine from time-to-time. Any Investment Election made pursuant to this subsection with respect to future contributions shall remain effective until changed by the Participant.
          (c) Investment of Existing Account Balances. Each Participant may make an Investment Election prescribing the percentage of his existing Account balance that will be deemed invested in each Investment Fund. Such Participant may make such Investment Elections as of any Valuation Date, and each such election shall be effective after the Administrative Committee (or its designee) has a reasonable opportunity to process such election. Each such election shall remain in effect until changed by such Participant.
          (d) Administrative Committee Discretion. The Administrative Committee shall have complete discretion to adopt and revise procedures to be followed in making such

Investment Elections. Such procedures may include, but are not limited to, the process of making elections, the permitted frequency of making elections, the incremental size of elections, the deadline for making elections, the effective date of such elections and whether, and the extent to which, to charge any Participant’s Account an administrative fee for making such Investment Elections; provided, no other benefit or payment to a Participant shall be increased or decreased in connection with the imposition of, or failure to impose, any fees against the Participant’s Account. Any procedures adopted by the Administrative Committee that are inconsistent with the deadlines or procedures specified in this Section shall supersede such provisions of this Section without the necessity of a Plan amendment.

ARTICLE V
PAYMENT OF POST-409A ACCOUNT BALANCES
     5.1 Amount of Benefit Payments for Post-409A Account.
          Payment of a benefit amount as of any Payment Date hereunder shall be calculated by determining the total of (i) the entire vested amount credited to the Participant’s Post-409A Account that is payable on such Payment Date, determined as of the Valuation Date on which the distribution is processed; plus (ii) the vested amount of Supplemental and Discretionary Contributions made since such Valuation Date. For purposes of this subsection, the “Valuation Date on which such distribution is processed” refers to the Valuation Date established for such purpose by administrative practice, even if actual payment is made or commenced at a later date due to delays in valuation, administration or any other procedure.
     5.2 Timing and Form of Distribution of Post-409A Account.
          (a) General Payment Date. Except as provided in Section 5.3 and subsection (c) hereof, the Payment Date for a Participant’s Post-409A Account shall be: (i) the date the Participant Separates from Service, in the case of a Participant who is not a Key Employee on the date he Separates from Service; or (ii) 6 months after the date the Participant Separates from Service, in the case of a Participant who is a Key Employee on the date he Separates from Service. Notwithstanding the foregoing, if the Participant elected a later Payment Date before January 1, 2009, such Payment Date election shall apply instead of the preceding sentence in accordance with the transition rules under Code Section 409A.
          (b) General Payment Form. Except as provided in subsection (c) hereof, the vested portion of a Participant’s Post-409A Account shall be distributed in the form of a single-sum payment. Notwithstanding the foregoing, if the Participant elected annual installments before January 1, 2009, such election shall apply instead of the preceding sentence in accordance with the transition rules under Code Section 409A.
          (c) Modification of Defaults. To the extent permitted by the Administrative Committee, a Participant who has not yet Separated from Service may make one election to delay the payment (or commencement) of his Post-409A Account payable under subsection (a) and/or to change the form of payment to have his Post-409A Account paid in the form of annual installment payments, to change the number of installment payments elected, or to elect a lump sum. In the event of an election under this subsection, the Payment Date for such Participant’s Post-409A Account shall be delayed to the 5-year anniversary of the Payment Date that would have applied under subsection (a) above. Any election under this subsection shall not be effective unless made at least 12 months before the Payment Date applicable under subsection (a) above. The following terms and conditions shall apply to installment payment elections made under this Section, if any:
          (1) The installment payments shall be made in substantially equal annual installments (adjusted for investment earnings between payments in the manner described in Section 3.5) over any period not in excess of 10 years. Any election under this subsection shall specify the number of installment payments elected.
          (2) The initial value of the obligation for the installment payments shall be equal to the amount of the Participant’s Post-409A Account balance calculated in accordance with the terms of Section 5.1.
     5.3 Cashout of Post-409A Accounts.
          (a) Generally. Except as provided in subsection (c) below, if at any time a Participant’s Post-409A Account balance does not exceed the applicable dollar amount under Code Section 402(g)(1)(B), the Administrative Committee may elect, in its sole discretion, to pay such Participant’s Post-409A Account balance in an immediate single-sum payment. For purposes of this provision, any deferrals of compensation other than Participant elective deferrals under any other nonqualified deferred compensation plan maintained by an Affiliate that is an “account balance plan” that were not earned and vested as of December 31, 2004, including such employer matching contributions credited under the Cash America International, Inc. Nonqualified Savings Plan, shall be considered as part of the Participant’s Post-409A Account balance hereunder.
          (b) Documentation of Determination. Any exercise of the Administrative Committee’s discretion pursuant to this subsection shall be evidenced in writing no later than the date of the distribution.
          (c) Six Month Delay for Key Employees. Notwithstanding the foregoing, no payment under this Section shall be made within 6 months after the date the Participant Separates from Service, in the case of a payment to a Participant who is a Key Employee on the date he Separates from Service.
     5.4 Medium of Payment for Post-409A Accounts.
          All distributions shall be made in the form of cash.
     5.5 Death Benefits for Post-409A Accounts.
          If a Participant dies before full payment of his Post-409A Account from the Plan is made, the Beneficiary or Beneficiaries designated by such Participant in his latest beneficiary designation form filed with the Administrative Committee shall be entitled to receive a distribution of vested amount credited to such Participant’s Post-409A Account. The benefit shall be distributed to such Beneficiary or Beneficiaries 30 days after the date of the Participant’s death, in the form of a single-sum payment in cash.
     5.6 Hardship Withdrawals from Post-409A Accounts.
          Upon receipt of (i) an application for a hardship withdrawal from a Participant who has not yet received a distribution of his entire Post-409A Account and (ii) the Administrative Committee’s decision, made in its sole discretion, that a Participant has suffered a Financial Hardship, the Administrative Committee shall cause the Company to pay a distribution to such Participant. Such distribution shall be paid in a single-sum payment in cash, within 90 days after the date the Administrative Committee determines that a Financial Hardship exists, which must be prior to the Participant’s Separation from Service. The amount of such single-sum payment shall be limited to the vested amount of the Participant’s Post-409A Account that is reasonably necessary to meet the Participant’s requirements resulting from the Financial Hardship. The amount of such distribution shall reduce the Participant’s Post-409A Account balance as provided in Section 3.4.
     5.7 Taxes.
          (a) Amounts Payable Whether or Not Account is in Pay Status. If the whole or any part of any Participant’s or Beneficiary’s Post-409A Account hereunder shall become subject to FICA Tax or any state, local or foreign tax obligations, which the Company shall be required to pay or withhold prior to the time the Participant’s Post-409A Account becomes payable hereunder, the Company shall have the full power and authority to withhold and pay such tax and related taxes as permitted under Code Section 409A.
          (b) Amounts Payable Only if Account is in Pay Status. If the whole or any part of any Participant’s or Beneficiary’s Post-409A Account hereunder is subject to any taxes which the Company shall be required to pay or withhold at the time the Post-409A Account becomes payable hereunder, the Company shall have the full power and authority to withhold and pay such tax out of any monies or other property that the Company holds for the account of the Participant or Beneficiary, excluding, except as provided in this Section, any portion of the Participant’s Post-409A Account that is not then payable.
     5.8 Offset of Post-409A Account by Amounts Owed to the Company.
          Notwithstanding anything in the Plan to the contrary, the Administrative Committee may, in its sole discretion, offset a Participant’s Post-409A Account by any amount owed by such Participant or Beneficiary (whether or not such obligation is related to the Plan) to the Company. Notwithstanding the foregoing, no such offset will apply if such offset will apply before the Post-409A Account is otherwise payable under the Plan, unless the following requirements are met: (i) the debt owed was incurred in the ordinary course of the relationship between the Participant and the Company, (ii) the entire amount of offset to which this sentence applies in a single taxable year does not exceed $5,000, (iii) the offset occurs at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant or Beneficiary, and (iv) in the case of a Participant who is a Key Employee on the date he Separates from Service, the offset does not occur within six months after the date the Participant Separates from Service.
     5.9 No Acceleration of Post-409A Account Payments.
          Except as otherwise provided in this Section, no payment scheduled to be made under this Article V may be accelerated. Notwithstanding the foregoing, the Administrative Committee, in its sole discretion, may accelerate any payment scheduled to be made under this Article V in accordance with Code Section 409A (for example, upon certain terminations of the

Plan, limited cashouts or to avoid certain conflicts of interest); provided, a Participant may not elect whether his scheduled payment will be accelerated pursuant to this sentence.

ARTICLE VI
PAYMENT OF PRE-409a ACCOUNT BALANCES
     6.1 Benefit Payments Upon Termination of Service for Reasons Other Than Death.
          In accordance with the terms of Section 6.2, if a Participant terminates his employment with the Company and all of its Affiliates for any reason other than death, he (or his Beneficiary, if he dies after such termination of employment but before distribution of his Pre-409A Account) shall be entitled to receive or begin receiving a distribution of the entire amount credited to his Pre-409A Account, determined as of the Valuation Date on which such distribution is processed. For purposes of this subsection, the “Valuation Date on which such distribution is processed” refers to the Valuation Date established for such purpose by administrative practice, even if actual payment is made or commenced at a later date due to delays in valuation, administration or any other procedure.
     6.2 Timing of Distribution.
          (a) General Rule. Except as provided in subsection (b) hereof, the Pre-409A Account payable to a Participant under Section 6.1 shall be distributed as soon as administratively feasible after the date the Participant terminates his employment with the Company and all of its Affiliates for any reason other than death.
          (b) Election to Delay Benefit Commencement Date. A Participant may elect to delay the benefit commencement date for his Pre-409A Account until any date occurring on or before the 5-year anniversary of the date his employment with the Company and all of its Affiliates terminates; provided, the Participant shall make such election in writing at least 6 months before the date such Participant’s employment terminates.
     6.3 Form of Distribution.
          (a) Single-Sum Payment. Except as provided in subsection (b) hereof, the Pre-409A Account payable to a Participant under Section 6.1 shall be distributed in the form of a single-sum payment.
          (b) Annual Installments. A Participant may elect in writing, with respect to the Pre-409A Account, to have such benefit paid in the form of annual installment payments; provided, the Participant shall make such election at least 6 months prior to the date his Pre-409A Account distribution is scheduled to commence. The following terms and conditions shall apply to installment payments made under the Plan with respect to a Participant’s Pre-409A Account:
          (1) Length of Installment Payments. The installment payments shall be made in substantially equal annual installments (adjusted for investment earnings between payments in the manner described in Section 3.5) over any period not in excess of 10 years. The initial value of the obligation for the installment payments shall be equal to the amount of the Participant’s Pre-409A Account balance calculated in accordance with the terms of Section 6.1.
          (2) Payments Following Death. If a Participant dies after payment of his Pre-409A Account from the Plan has begun, but before his entire Pre-409A Account has been distributed, the remaining amount of his Pre-409A Account balance shall be distributed to the Participant’s designated Beneficiary in the form of a single-sum payment.
     6.4 Form of Assets.
     All distributions shall be made in the form of cash.
     6.5 Death Benefits.
          If a Participant dies before payment of his Pre-409A Account from the Plan is made or commenced, the Beneficiary or Beneficiaries designated by such Participant in his latest beneficiary designation form filed with the Administrative Committee shall be entitled to receive a distribution of the entire amount credited to such Participant’s Pre-409A Account, determined as of the Valuation Date on which such distribution is processed. For purposes of this Section, the “Valuation Date on which such distribution is processed” refers to the Valuation Date established for such purpose by administrative practice, even if actual payment is made or commenced at a later date due to delays in valuation, administration or any other procedure. The Pre-409A Account shall be distributed to such Beneficiary or Beneficiaries, as soon as administratively feasible after the date of the Participant’s death, in the form of a single-sum payment in cash.
     6.6 Withdrawals.
          (a) Hardship Withdrawals. Upon receipt of (i) an application for a hardship withdrawal from a Participant who has not yet received a distribution of his entire Pre-409A Account and (ii) the Administrative Committee’s decision, made in its sole discretion, that a Participant has suffered a Financial Hardship, the Administrative Committee shall cause the Company to pay a distribution to such Participant. Such distribution shall be paid in a single-sum payment in cash, as soon as administratively feasible after the Administrative Committee determines that the Participant has incurred a Financial Hardship. The amount of such single-sum payment shall be limited to the amount of the Participant’s Pre-409A Account that is reasonably necessary to meet the Participant’s requirements resulting from the Financial Hardship. The amount of such distribution shall reduce the Participant’s Pre-409A Account balance as provided in Section 3.4.
          (b) Withdrawals with Forfeiture. Notwithstanding any other provision of this Article VI to the contrary, a Participant may elect, at any time prior to the distribution of his entire Pre-409A Account, to withdraw a portion of the remaining amount credited to his Pre-409A Account, determined as of the Valuation Date on which such distribution is processed. Such distribution shall be made in the form of a single-sum payment in cash, as soon as administratively feasible after the date of the Participant’s election under this subsection (b). At the time such distribution is made, an amount equal to 15% of the amount distributed shall be permanently and irrevocably forfeited (and, if the distribution request is more than 85% of such Participant’s Pre-409A Account, the forfeiture amount shall be deducted from his distribution amount to the extent there otherwise shall be an insufficient remaining Pre-409A Account balance from which to deduct this forfeiture).
     6.7 Taxes.
          If the whole or any part of any Participant’s or Beneficiary’s Pre-409A Account hereunder shall become subject to any estate, inheritance, income, employment or other tax which the Company shall be required to pay or withhold, the Company shall have the full power and authority to withhold and pay such tax out of any monies or other property that the Company holds for the account of the Participant or Beneficiary whose interests hereunder are so affected (including, without limitation, by reducing and offsetting the Participant’s or Beneficiary’s Pre-409A Account balance), excluding any Post-409A Account balance. Prior to making any payment, the Company may require such releases or other documents from any lawful taxing authority as it shall deem necessary.
     6.8 Offset of Benefit by Amounts Owed to the Company.
          Notwithstanding anything in the Plan to the contrary, the Administrative Committee may, in its sole discretion, offset a Participant’s Pre-409A Account by any amount owed by such Participant to the Company or any of its Affiliates.

ARTICLE VII
CLAIMS
     7.1 Initial Claim.
          (a) Rights. If a Participant or Beneficiary has any grievance, complaint or claim concerning any aspect of the operation or administration of the Plan, including but not limited to claims for benefits (collectively referred to herein as “claim” or “claims”), such claimant shall submit the claim in accordance with the procedures set forth in this Article. All such claims must be submitted within the “applicable limitations period.” The “applicable limitations period” shall be 2 years, beginning on (i) in the case of any lump-sum payment, the date on which the payment was made, (ii) in the case of a periodic payment, the date of the first in the series of payments, or (iii) for all other claims, the date on which the action complained of occurred. Additionally, upon denial of an appeal pursuant to Section 7.2, a Participant or Beneficiary shall have 90 days within which to bring suit for any claim related to such denied appeal; any such suit initiated after such 90-day period shall be precluded.
          (b) Procedure. Claims for benefits under the Plan may be filed with the Administrative Committee on forms or in such other written documents as the Administrative Committee may prescribe. The Administrative Committee shall furnish to the claimant written notice of the disposition of a claim within 90 days after the application therefor is filed; provided, if special circumstances require an extension of time for processing the claim, the Administrative Committee shall furnish written notice of the extension to the claimant prior to the end of the initial 90-day period, and such extension shall not exceed one additional, consecutive 90-day period. In the event the claim is denied, the notice of the disposition of the claim shall provide the specific reasons for the denial, citations of the pertinent provisions of the Plan, an explanation as to how the claimant can perfect the claim and/or submit the claim for review (where appropriate), and a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse determination on review.
     7.2 Appeal.
          Any Participant or Beneficiary who has been denied a benefit shall be entitled, upon request to the Controlling Company, to appeal the denial of his claim. The claimant (or his duly authorized representative) may review pertinent documents related to the Plan and in the Controlling Company’s possession in order to prepare the appeal. The request for review, together with a written statement of the claimant’s position, must be filed with the Controlling Company no later than 60 days after receipt of the written notification of denial of a claim provided for in subsection (b). The Controlling Company’s decision shall be made within 60 days following the filing of the request for review and shall be communicated in writing to the claimant; provided, if special circumstances require an extension of time for processing the appeal, the Controlling Company shall furnish written notice of the extension to the claimant prior to the end of the initial 60-day period, and such extension shall not exceed one additional 60-day period. If unfavorable, the notice of the decision shall explain the reasons for denial, indicate the provisions of the Plan or other documents used to arrive at the decision and state the claimant’s right to bring a civil action under ERISA Section 502(a). Upon denial of an appeal pursuant to this subsection, a Participant shall have 90 days within which to bring suit against the Plan for any claim related to such denied appeal; any such suit initiated after such 90-day period shall be precluded.
     7.3 Satisfaction of Claims.
          Any payment to a Participant or Beneficiary shall to the extent thereof be in full satisfaction of all claims hereunder against the Administrative Committee and the Company, any of whom may require such Participant or Beneficiary, as a condition to such payment, to execute a receipt and release therefor in such form as shall be determined by the Administrative Committee or the Company. If receipt and release is required but the Participant or Beneficiary (as applicable) does not provide such receipt and release in a timely enough manner to permit a timely distribution in accordance with the general timing of distribution provisions in the Plan, such payment shall be forfeited.

ARTICLE VIII
SOURCE OF FUNDS; TRUST
     8.1 Source of Funds.
          Except as provided in this Section and Section 8.2, the Company shall provide the benefits described in the Plan from the general assets of the Company. In any event, the Company ultimately shall have the obligation to pay all benefits due to Participants and Beneficiaries under the Plan. The Company may, but shall not be required to, establish a Trust and may pay over funds from time to time to such Trust (as described in Section 8.2), and, to the extent that funds in such Trust allocable to the benefits payable under the Plan are sufficient, the Trust assets shall be used to pay benefits under the Plan. If such Trust assets are not sufficient to pay all benefits due under the Plan, then the Company shall have the obligation, and the Participant or Beneficiary, who is due such benefits, shall look to the Company to provide such benefits.
     8.2 Trust.
          The Company may transfer all or any portion of the funds necessary to fund benefits accrued hereunder to the Trustee to be held and administered by the Trustee pursuant to the terms of the Trust Agreement. To the extent provided in the Trust Agreement, each transfer into the Trust Fund shall be irrevocable as long as the Company has any liability or obligations under the Plan to pay benefits, such that the Trust property is in no way subject to use by the Company; provided, it is the intent of the Company that the assets held by the Trust are and shall remain at all times subject to the claims of the general creditors of the Company. No Participant or Beneficiary shall have any interest in the assets held by the Trust or in the general assets of the Company other than as a general, unsecured creditor. Accordingly, the Company shall not grant a security interest in the assets held by the Trust in favor of the Participants, Beneficiaries or any creditor.
     8.3 Funding Prohibition under Certain Circumstances.
          Notwithstanding anything in this Article VIII to the contrary, no assets will be set aside to fund benefits under the Plan if such setting aside would be treated as a transfer of property under Code Section 83 pursuant to Code Section 409A(b).

ARTICLE IX
RIGHTS AND DUTIES UNDER THE PLAN
     9.1 Controlling Company Action.
          The Controlling Company, as plan sponsor of the Plan, shall have all the rights, authority and duties specified hereunder. Unless and until the Board of Directors of the Controlling Company appoints any other or additional person(s) to act on behalf of the Controlling Company with regard to any or all of the items specifically reserved for, or to be directed by, the Controlling Company under the Plan, the Chief Executive Officer of the Controlling Company with the approval of the Compensation Committee is hereby authorized and directed to act on behalf of the Controlling Company or the Company. Notwithstanding the foregoing, if any decision or action could impact or affect solely the benefits or rights under the Plan (if any) of the Chief Executive Officer of the Controlling Company, then the Chief Executive Officer of the Controlling Company shall not participate in such decision and the Compensation Committee alone shall make such decision; provided, if a member of the Compensation Committee is a Participant or Beneficiary, he shall not participate in any decision which solely affects his own benefit under the Plan.
     9.2 Administrative Committee Organization and Action.
          Action of the Administrative Committee may be taken with or without a meeting of committee members; provided, action shall be taken only upon the vote or other affirmative expression of a majority of the committee members qualified to vote with respect to such action. If a member of the committee is a Participant or Beneficiary, he shall not participate in any decision which solely affects his own benefit under the Plan. For purposes of administering the Plan, the Administrative Committee shall choose a secretary who shall keep minutes of the committee’s proceedings and all records and documents pertaining to the administration of the Plan. The secretary may execute any certificate or any other written direction on behalf of the Administrative Committee.
     9.3 Rights and Duties.
          The Administrative Committee shall administer the Plan and shall have all the powers necessary to accomplish that purpose, including (but not limited to) the following:
          (a) To construe, interpret and administer the Plan;
          (b) To make determinations required by the Plan, and to maintain records regarding Participants’ and Beneficiaries’ benefits hereunder;
          (c) To compute and certify to the Company the amount and kinds of benefits payable to Participants and Beneficiaries, and to determine the time and manner in which such benefits are to be paid;
          (d) To authorize all disbursements by the Company pursuant to the Plan;

          (e) To maintain all the necessary records of the administration of the Plan;
          (f) To make and publish such rules for the regulation of the Plan as are not inconsistent with the terms hereof;
          (g) To have all powers elsewhere conferred upon it;
          (h) To delegate to other individuals or entities from time to time the performance of any of its duties or responsibilities hereunder;
          (i) To appoint a Trustee hereunder; and
          (j) To hire agents, accountants, actuaries, consultants and legal counsel to assist in operating and administering the Plan.
The Administrative Committee shall have the exclusive right to construe and interpret the Plan, to decide all questions of eligibility for benefits and to determine the amount of such benefits, each in its sole discretion, and its decisions on such matters shall be final and conclusive on all parties.
     9.4 Compensation, Indemnity and Liability.
          The Administrative Committee and its members shall serve as such without bond and without compensation for services hereunder. All expenses of the Administrative Committee shall be paid by the Company. No member of the committee shall be liable for any act or omission of any other member of the committee, or for any act or omission on his own part, excepting his own willful misconduct. The Company shall indemnify and hold harmless the Administrative Committee and each member thereof against any and all expenses and liabilities, including reasonable legal fees and expenses, arising out of his membership on the Administrative Committee, excepting only expenses and liabilities arising out of his own willful misconduct.

ARTICLE X
AMENDMENT AND TERMINATION
     10.1 Amendments.
          The Administrative Committee shall have the right, in its sole discretion, to amend the Plan in whole or in part at any time and from time to time; provided, any amendment that may result in significantly increased expenses under the Plan must be approved by the Controlling Company. Any amendment shall be in writing and executed by a duly authorized officer of the Controlling Company. An amendment to the Plan may modify its terms in any respect whatsoever; provided, no such action may reduce the amount already credited to a Participant’s Account without the affected Participant’s written consent. All Participants and Beneficiaries shall be bound by such amendment.
     10.2 Freezing or Termination of Plan.
          (a) Freezing. The Controlling Company, through action of the Board, reserves the right to discontinue and freeze the Plan at any time, for any reason. Any action to freeze the Plan shall be taken by the Board in the form of a written Plan amendment executed by a duly authorized officer of the Controlling Company.
          (b) Termination. The Controlling Company expects to continue the Plan but reserves the right to terminate the Plan and fully distribute all Accounts under the Plan at any time, for any reason; provided, the distribution of Post-409A Accounts shall be subject to the restrictions provided under Code Section 409A (including, to the extent required by Code Section 409A, the 6-month delay that applies to distributions to Key Employees following Separation from Service). Any action to terminate the Plan shall be taken by the Board in the form of a written Plan amendment executed by a duly authorized officer of the Controlling Company. If the Plan is terminated, each Participant shall become 100 percent vested in his Account. Such termination shall be binding on all Participants and Beneficiaries.

ARTICLE XI
MISCELLANEOUS
     11.1 Beneficiary Designation.
          (a) General. Participants shall designate and from time to time may redesignate their Beneficiaries in such form and manner as the Administrative Committee may determine.
          (b) No Designation or Designee Dead or Missing. In the event that:
               (1) A Participant dies without designating a Beneficiary;
               (2) The Beneficiary designated by a Participant is not surviving when a payment is to be made to such person under the Plan, and no contingent Beneficiary has been designated; or
               (3) The Beneficiary designated by a Participant cannot be located by the Administrative (within 1 year in the case of the Participant’s Pre-409A Account);
          then, in any of such events, the Beneficiary of such Participant with respect to any benefits that remain payable under the Plan shall be the Participant’s Surviving Spouse, if any, and if not, the estate of the Participant.
     11.2 Distribution pursuant to a Domestic Relations Order.
          Upon receipt of a valid domestic relations order (determined in accordance with the rules applicable to a tax-qualified retirement plan under Code Section 401(a)) requiring the distribution of all or a portion of a Participant’s Account to an alternate payee, the Administrative Committee shall cause the Company to pay a distribution to such alternate payee.
     11.3 Taxation.
          It is the intention of the Controlling Company that the benefits payable hereunder shall not be deductible by the Company or taxable for federal income tax purposes to Participants or Beneficiaries until such benefits are paid by the Company, or the Trust, as the case may be, to such Participants or Beneficiaries. For purposes of the Federal Insurance Contributions Act (“FICA”), each Participant shall be taxed on contributions and investment earnings attributable thereto based on the year in which occurs the later of (i) the date that the contributions are credited to the Participant’s Accounts; and (ii) the date that the contributions become vested. When benefits are paid hereunder, it is the intention of the Controlling Company that they shall be deductible by the Company under Code Section 162. The Plan is intended to satisfy the requirements of Code Section 409A with respect to the Post-409A Accounts, and the Administrative Committee shall use its reasonable best efforts to interpret and administer the Plan in accordance with such requirements.

     11.4 Elections Prior to 2009.
          To the extent not consistent with the terms of this Plan, election forms submitted under the Plan prior to the Effective Date for Plan Years beginning after December 31, 2004, shall be deemed modified to conform to the provisions of this document.
     11.5 No Employment Contract.
          Nothing herein contained is intended to be nor shall be construed as constituting a contract or other arrangement between the Company and any Participant to the effect that the Participant shall be employed by the Company for any specific period of time.
     11.6 Headings.
          The headings of the various articles and sections in the Plan are solely for convenience and may not be relied upon in construing any provisions hereof. Any reference to a section refers to a section of the Plan unless specified otherwise.
     11.7 Gender and Number.
          Use of any gender in the Plan shall be deemed to include both genders when appropriate, and use of the singular number shall be deemed to include the plural when appropriate, and vice versa in each instance.
     11.8 Assignment of Benefits.
          The right of a Participant or his Beneficiary to receive payments under the Plan shall not be anticipated, alienated, sold, assigned, transferred, pledged, encumbered, attached or garnished by creditors of such Participant or Beneficiary, except by will or by the laws of descent and distribution and then only to the extent permitted under the terms of the Plan.
     11.9 Legally Incompetent.
          The Administrative Committee, in its sole discretion, may direct that payment to be made to an incompetent or disabled person, whether because of minority or mental or physical disability, be made instead to the guardian of such person or to the person having custody of such person, without further liability on the part of the Company for the amount of such payment to the person on whose account such payment is made.
     11.10 Governing Law.
          The Plan shall be construed, administered and governed in all respects in accordance with applicable federal law (including ERISA) and, to the extent not preempted by federal law, in accordance with the laws of the State of Texas. If any provisions of this instrument are held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

     11.11 Exclusive Benefit.
          The benefits payable hereunder shall be the exclusive benefit payable to any Participant under the Plan.
     IN WITNESS WHEREOF, the Controlling Company has caused the Plan to be executed by its duly authorized officer on the 26th day of December, 2008.

CASH AMERICA INTERNATIONAL, INC.
By:	/s/ Robert D. Brockman
Robert D. Brockman, Executive Vice President